Exhibit 12

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                               12 Months
                                                                                                 Ended
                                                   Year Ended December 31,                      June 30,
                                             -----------------------------------------------
                                             1994       1995       1996     1997        1998      1999
                                             ----       ----       ----     ----        ----      ----

                                       Thousands of Dollars Except Ratios


Net Income                                  $81,913    $70,631   $77,393   $38,620    $80,147    $83,675
Add- Extraordinary items net of tax              -          -         -     24,853         -          -
                                            -------    -------   -------   -------    -------    -------
Net Income from continuing operations        81,913     70,631    77,393    63,473     80,147     83,675

   Taxes based on income                     48,523     44,483    47,286    33,922     45,412     47,218
                                            -------    -------   -------   -------    -------    -------
Net income before income taxes              130,436    115,114   124,679    97,395    125,559    130,893
                                            -------    -------   -------   -------    -------    -------


Add- fixed charges:
   Interest on long term debt                31,164     31,168    31,409    32,271     37,260     38,494
   Other interest                               358        853     4,636     2,875      1,647      1,823
   Amortization of net debt premium,
      discount, expenses and losses           1,678      1,703     1,709     1,643      1,132      1,177
                                            -------    -------   -------   -------    -------    -------
Total fixed charges                          33,200     33,724    37,754    36,789     40,039     41,494
                                            -------    -------   -------   -------    -------    -------
Earnings available for fixed charges        163,636    148,838   162,433   134,184    165,598    172,387
                                            =======    =======   =======   =======    =======    =======
Ratio of earnings to fixed charges             4.92       4.41      4.30      3.64       4.13       4.15
                                            =======    =======   =======   =======    =======    =======

Earnings required for preferred dividends:
   Preferred stock dividends                  3,510      3,850     3,721     3,715      3,745      3,765
   Adjustment to pre-tax basis                2,079      2,425     2,273     1,985      2,122      2,123
                                            -------    -------   -------   -------    -------    -------
                                              5,589      6,275     5,994     5,700      5,867      5,888

Fixed charges plus preferred stock
    dividend requirements                    38,789     39,999    43,748    42,489     45,906     47,382
                                            =======    =======   =======   =======    =======    =======
Ratio of earnings to fixed charges plus
    preferred stock dividend requirement       4.21       3.72      3.71      3.15       3.60       3.63
                                            =======    =======   =======   =======    =======    =======
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